Filed Pursuant to Rule 424(b)(4)

Registration No.: 333-123382

PROSPECTUS

$120,000,000

TAC ACQUISITION CORP.

20,000,000 Units

TAC Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology-related sector. This is an initial public offering of our securities. Each unit that we are offering consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or June 28, 2006, and will expire on June 28, 2010, or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 3,000,000 additional units solely to cover over-allotments, if any (over and above the 20,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Wedbush Morgan Securities Inc., the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 1,000,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at a price of $6.65. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol TACAU on or promptly after the date of this prospectus. Each of the common stock and warrants will begin separate trading 20 days after the earlier of the expiration of the underwriters’ over-allotment option and the exercise in full by the underwriters of such option. For more information, see “Description of Securities—Units.” Once the securities comprising the units begin separate trading, we anticipate that the common stock and warrants will be traded on the OTC Bulletin Board under the symbols TACA and TACAW, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commission(1)	Proceeds, before expenses, to us
Per unit	$6.00	$.42	$5.58
Total	$120,000,000	$8,400,000	$111,600,000

[1]	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $.06 per unit ($1,200,000 in total), payable to Wedbush Morgan Securities Inc., the representative of the underwriters.

Of the net proceeds we receive from this offering, $109,900,000 ($5.50 per unit) will be deposited into a trust account at The Bank of New York.

We are offering the units for sale on a firm-commitment basis. Wedbush Morgan Securities Inc., acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about July 1, 2005.

Wedbush Morgan Securities Inc.

Oppenheimer & Co.	Brean Murray & Co., Inc.

EarlyBirdCapital, Inc.	Ramius Securities, LLC

June 28, 2005

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

This prospectus contains forward-looking statements that involve substantial risks and uncertainties as they are not based on historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which apply only as of the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements, and the notes and schedules related thereto. Unless otherwise stated in this prospectus, references to “we,” “us” or “our” refer to TAC Acquisition Corp. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option or that Wedbush Morgan Securities Inc. has not exercised its purchase option.

Unless we tell you otherwise, the term “business combination” as used in this prospectus means an acquisition of, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology-related sector. In addition, unless we tell you otherwise, the term “initial stockholder” as used in this prospectus refers to those persons that held shares of our common stock prior to the date of this prospectus. Further, unless we tell you otherwise, the term “public stockholder” as used in this prospectus refers to those persons that purchase the securities offered by this prospectus and any of our initial stockholders that purchase these securities either in this offering or afterwards provided that our initial stockholders’ status as “public stockholders” shall only exist with respect to those securities so purchased. Unless the context indicates otherwise, numbers in this prospectus have been rounded and are, therefore, approximate.

We are a recently organized Delaware blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology-related sector. To date, our efforts have been limited to organizational activities and activities relating to this offering.

Historically, the global markets for technology-based products and services have been characterized by cycles of significant change and dislocation. More specifically, the five years since mid-2000 have seen dramatic shifts in the competitive landscape across the technology sector. Significant declines in corporate and consumer demand for information technology products and services have driven vigorous price competition and spurred numerous corporate reorganizations in technology-related industries. Many companies have merged with competitors, scaled-back their operations or simply closed down in response to these difficult business conditions, and we expect to see further consolidation in these industries.

We are focused on a business combination in the technology-related sector, which includes, among others, the following sectors:

•	Software;

•	IT Services;

•	Media;

•	Telecommunications;

•	Semiconductors;

•	Hardware;

•	Internet; and

•	Technology-enabled services.

Through the members of our management team and our directors, we have extensive contacts and sources from which to generate acquisition opportunities in the technology-related sector. These contacts and sources include private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants. The members of our management team intend to maintain relationships with a significant number of private equity and venture capital funds.

While we may seek to effect business combinations with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value is, either individually or collectively, at least equal to 80% of our net assets at the time of such acquisition.

We are a Delaware corporation that was formed on March 3, 2005. Our offices are located at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830, and our telephone number is (203) 983-5276.

THE OFFERING

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of the members of our management team, but also the special risks we face as a blank check company and the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended. You will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section below entitled “Risk Factors” beginning on page 8 of this prospectus.

Securities Offered:	20,000,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will begin separate trading 20 days after the earlier of the expiration of the underwriters’ option to purchase up to 3,000,000 additional units to cover over-allotments, and the exercise in full by the underwriters of such option. In no event will separate trading of the common stock and warrants be allowed until we have filed an audited balance sheet reflecting our receipt of the net proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days after the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. In addition, we will file a subsequent Current Report on Form 8-K in the event a material portion of the over-allotment option is exercised subsequent to the filing of our initial Current Report on Form 8-K. For more information, see “Description of Securities—Units.”

Common Stock:

Number of shares outstanding before this offering:	5,000,000 shares

Number of shares to be outstanding after this offering:	25,000,000 shares

Warrants:

Number of warrants outstanding before this offering:	0 warrants

Number of warrants to be outstanding after this offering:	40,000,000 warrants

Exercisability:	Each warrant is exercisable for one share of common stock.

Exercise price:	$5.00

Exercise period:	The warrants will become exercisable on the later of:

•	the completion of a business combination on terms as described in this prospectus; and

•	June 28, 2006.

The warrants will expire at 5:00 p.m., New York City time, on June 28, 2010, or earlier upon redemption.

Redemption:	We may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	at any time after the warrants become exercisable;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols
for our securities:

Units:	TACAU

Common Stock:	TACA

Warrants:	TACAW

Offering proceeds to be held in trust:

$109,900,000 of the proceeds of this offering ($5.50 per unit) will be placed in a trust account at The Bank of New York pursuant to an agreement to be entered into between us and The Bank of New York prior to the receipt of those proceeds. These proceeds will not be released until the earlier of (i) the completion of a business combination on the terms as described in this prospectus and (ii) our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the structuring and negotiation of a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses, if any. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,060,000 after the payment of the expenses relating to this offering). For more information, see the section entitled “Use of Proceeds.”

Proceeds from the exercise of the warrants will be paid directly to us; those proceeds will not be held in trust. For more information, see the section entitled “Description of Securities—Warrants.”

The stockholders must approve business combination:

We will seek stockholder approval before we effect our initial business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an initial stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and, subsequently, exercise their conversion rights described below. For more information, see the section entitled “Proposed Business—Effecting a business combination—Opportunity for stockholders to approve a business combination.”

Conversion rights for stockholders voting to reject a business combination:

Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned thereon, if the business combination is approved and consummated. For more information, see the section entitled “Proposed Business—Effecting a Business Combination—Conversion rights.”

Audit Committee to monitor compliance:

We have established and will maintain an audit committee composed entirely of at least three independent directors to, among other things, monitor compliance on a quarterly basis with the terms described above and the other terms relating to this offering. If any noncompliance is identified, then the Audit Committee is charged with the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. For more information, see the section entitled “Management—Committee of the Board of Directors.”

Liquidation if no business combination:

We will dissolve and promptly distribute only to our public stockholders the proceeds held in our trust account plus any remaining net assets if we do not effect a business combination within 12 months after consummation of this offering (or within 18 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement was executed within 12 months after consummation of this offering and the business combination relating thereto has not yet been consummated within such 12-month period). The initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering. They will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. There will be no distribution from the trust account with respect to our warrants, and all rights with respect to our warrants will effectively cease upon our liquidation. For more information, see the section entitled “Proposed Business—Effecting a Business Combination—Liquidation if no business combination.”

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements, and the notes and schedules related thereto, which are included in this prospectus. To date, our efforts have been limited to organizational activities and activities relating to this offering so only balance sheet data is presented.

	March 14, 2005
	Actual	As Adjusted (1)
Balance Sheet Data:
Working capital	$(176,000)	$110,960,000
Total assets	327,000	110,960,000
Total liabilities	327,000	—
Value of common stock that may be converted to cash ($5.50 per share)	—	21,989,000
Stockholders’ equity	—	88,971,000

(1)	Excludes the $100 purchase price of the purchase option payable by Wedbush Morgan Securities Inc.

The “as adjusted” information gives effect to the sale of the units we are offering including the application of the estimated gross proceeds and the payment of the estimated remaining costs from such sale.

The working capital (as adjusted) and total assets (as adjusted) amounts include the $109,900,000 being held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 20,000,000 shares of common stock sold in this offering, or 3,998,000 shares of common stock, at an initial per share conversion price of $5.50, without taking into account interest earned on the trust account. The actual per share conversion price will be equal to the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination, divided by the number of shares of common stock sold in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following events occur, our business, financial conditions and results of operations may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire one or more operating businesses in the technology-related sector. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. We cannot assure you as to when or if a business combination will occur.

We may not be able to consummate a business combination within the required time frame, in which case, we would be forced to liquidate.

We must complete a business combination with a fair market value of at least 80% of our net assets at the time of acquisition within 12 months after the consummation of this offering (or within 18 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 12 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 12-month period). If we fail to consummate a business combination within the required time frame, we will be forced to liquidate our assets. We may not be able to find suitable target businesses within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific business combination under consideration, and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination, nor taken any direct or indirect actions to locate or search for a target business regarding a business combination.

If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.

If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation will be less than $6.00 because of the expenses related to this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, the warrants will expire worthless if we liquidate before the completion of a business combination.

You will not be entitled to protections normally afforded to investors of blank check companies under Federal securities laws.

Since the net proceeds of this offering are intended to be used to complete a business combination with one or more operating businesses that have not been identified, we may be deemed to be a “blank check” company under the Federal securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC to protect investors in blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradeable and we will have a longer period of time within which to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section below entitled “Proposed Business—Comparison to offerings of blank check companies.”

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $5.50 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $5.50, plus interest, due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate, Jonathan Cohen, our chief executive officer, and Saul Rosenthal, our president, may be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of certain prospective target businesses and vendors that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Messrs. Cohen and Rosenthal will be able to satisfy those obligations.

Since we have not currently selected any prospective target businesses with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of any particular target business’ operations.

Since we have not yet selected or approached any prospective target businesses, investors in this offering have no current basis to evaluate the possible merits or risks of any particular target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors, or that we will have adequate time to complete due diligence. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in any particular target business. For a more complete discussion of our selection of target businesses, see the section below entitled “Proposed Business—Effecting a business combination—We have not selected or approached any target businesses.”

We may issue shares of our capital stock, including through convertible debt securities, to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 400,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 332,000,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Wedbush Morgan Securities Inc.) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue any securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities:

•	may significantly reduce the equity interest of investors in this offering;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

For a more complete discussion of the possible structure of a business combination, see the section below entitled “Proposed Business—Effecting a business combination—Selection of target businesses and structuring of a business combination.”

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition.

Although we have no commitments as of the date of this offering to issue any notes or other debt securities, or to otherwise incur outstanding debt, we may choose to issue a substantial amount of notes or other debt securities, or opt to incur substantial debt, or a combination of both, to complete a business combination. The issuance of notes or other debt securities, or the incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating revenues after a business combination are insufficient to service our debt obligations;

•	may cause an acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in the terms of any debt instruments, such as covenants that require the satisfaction or maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	may create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	may hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.

Our ability to be successful after a business combination will be largely dependent upon the efforts of our key personnel, some of whom may join us following a business combination and may be unfamiliar with the requirements of operating a public company.

Our ability to successfully effect a business combination will be completely dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Specifically, the members of our current management are not obligated to remain with us subsequent to a business combination. We will not require that the resignation or retention of our current management be included as a condition in any agreement with respect to a business combination. In addition, we will not consider the inclusion of such a condition as a factor in determining whether to proceed with any potential business combination. Although we expect most of our management and other key personnel, particularly our chairman of the board, chief executive officer and president, to remain associated with us following a business combination, we may employ other personnel following the business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory problems that may adversely affect our operations.

Our officers and directors may allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. This could have a negative impact on our ability to consummate a business combination. We do not intend to have any full time employees prior to the consummation of a business combination. Each of our officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. For example, Jonathan Cohen, our chief executive officer, Saul Rosenthal, our president, and Steven Novak, one of our directors, each serve in similar capacities for Technology Investment Capital Corp., a publicly-traded business development company that invests primarily in the debt and/or equity of technology-related companies. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Certain Relationships and Related Transactions.”

Our officers and directors are currently, and may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors are currently, and may in the future become, affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Further, certain of our officers and directors are currently involved in other businesses that are similar to the business activities that we intend to conduct following a business combination. For example, as discussed above, Jonathan Cohen, our chief executive officer, Saul Rosenthal, our president, and Steven Novak, one of our directors, each serve in similar capacities for Technology Investment Capital Corp. Due to these existing affiliations, they may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management—Directors and Executive Officers” and “Certain Relationships and Related Transactions.”

Because all but one of our directors own shares of our securities that will not participate in liquidation distributions, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All but one of our directors own stock in our company, but have, with respect to those shares of common stock acquired by them prior to this offering, waived their right to receive distributions upon our liquidation in the event we fail to complete a business combination. Additionally, one of our initial stockholders, Charles Royce, has agreed to purchase up to an aggregate of $2 million of our warrants, subject to certain conditions, through open market transactions within the first sixty trading days after such warrants begin trading separately from our shares of common stock. Those shares and warrants owned by our directors will be worthless if we do not consummate a business combination. The personal and financial interests of our directors may influence their motivation in identifying and selecting target businesses and completing a business combination in a timely manner. Consequently, our directors’ discretion in identifying and selecting suitable target businesses may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

We may engage in a business combination with one or more target businesses that have relationships with entities with which our initial stockholders also have relationships, which may raise potential conflicts of interest.

In light of Messrs. Cohen’s and Rosenthal’s involvement with Technology Investment Capital Corp., a publicly traded business development company principally investing in the debt and/or equity of technology-related companies, and our objective of effecting a business combination with one or more operating businesses in the technology-related sector, we may decide to acquire one or more of the portfolio companies in which Technology Investment Capital Corp. has an investment in connection with the business combination, subject to any limitations imposed on such a business combination by the Investment Company Act of 1940, as amended. Despite our agreement to obtain an opinion from an independent investment banking firm that a business combination with a portfolio company of Technology Investment Capital Corp. is fair to our stockholders from a financial point of view, potential conflicts of interest may still exist, and, as a result, the terms of the business combination may not be as advantageous to our public stockholders as it would have been absent any conflicts of interest.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as the purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may become depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which may cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with approximately $110,960,000, which we may use to complete a business combination. While we may seek to effect a business combination with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. We may not be able to acquire more that one target business because of various factors, including insufficient financing or the difficulties inherent in consummating the contemporaneous acquisition of more than one operating business. Therefore, it is possible that we will only be able to complete an initial business combination with a single operating business, which may have only a limited number of products or services. The resulting lack of diversification may:

•	result in our dependency upon the performance of a single or small number of operating businesses;

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services; and

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry so as to diversify risks and offset losses. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target business or businesses we acquire.

In addition, since our business combination may entail the contemporaneous acquisition of several operating businesses and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the consummation of a transaction;

•	our obligation to convert into cash shares of our common stock in certain instances may reduce the resources available for a business combination; and

•	our outstanding warrants and the purchase option granted to Wedbush Morgan Securities Inc., and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating and completing a business combination.

In addition, because our business combination may entail the contemporaneous acquisition of several operating businesses and may be with several different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet selected or approached any prospective target businesses, we cannot ascertain the capital requirements for any particular business combination. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of target businesses, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing through the issuance of equity or debt securities or other financing arrangements. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure or abandon that particular business combination and seek alternative target business candidates. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target businesses. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target businesses. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our initial stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our initial stockholders, including our officers and directors, will collectively own approximately 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). Additionally, one of our initial stockholders, Charles Royce, has agreed to purchase up to an aggregate of $2 million of our warrants, subject to certain conditions, through open market transactions within the first sixty trading days after such warrants begin trading separately from our shares of common stock. Any exercise of these warrants by Mr. Royce would substantially increase his relative percentage ownership in us.

In connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an initial stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our initial stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our initial stockholders will continue to exert control at least until the consummation of a business combination. In addition, our initial stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket, and they will have full voting rights with respect to any shares of common stock they may acquire, either through this offering or in subsequent market transactions. If they do, we cannot assure you that our initial stockholders will not have considerable influence upon the vote in connection with a business combination.

Our initial stockholders paid approximately $.0002 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our initial stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 29% or $1.76 per share (the difference between the pro forma net tangible book value per share of $4.24 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 40,000,000 shares of common stock. In addition, we have agreed to sell Wedbush Morgan Securities Inc. an option to purchase up to a total of 1,000,000 units that, if exercised, would result in the issuance of warrants to purchase an additional 2,000,000 shares of common stock. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such warrants, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of a target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

If our initial stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our initial stockholders are entitled to demand that we register the resale of their shares of common stock in certain circumstances. For more information, see “Certain Relationships and Related Transactions—Prior Share Issuances.” If our initial stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 5,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states. An investor’s ability to engage in resale transactions may be limited by state securities laws.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, Florida, Hawaii, Illinois, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In accordance with state securities laws governing the resale of securities, you may engage in resale transactions only in the states referred to in the first sentence of this paragraph or in the states in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For more information, see “Underwriting–State Blue Sky Information.”

Even if you are an institutional investor, you may purchase our securities in this offering only if you are located in a jurisdiction permitting sales of the units to institutional investors. You should consult with your own financial and legal advisors to determine if you are eligible to participate in this offering.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq National Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by The Nasdaq Stock Market, Inc., but not included in the Nasdaq National Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq National Market or a national exchange. Lack of liquidity will limit the price at which you may be able to sell our securities or your ability to sell our securities at all.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, as amended, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of our securities, each of which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration and regulation as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in a money market fund, selected by us, which invests principally in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors, including those who serve on our Audit Committee, may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and, therefore, may take actions or incur expenses that are not deemed to be independently approved or independently determined to be in our best interest.

Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because all but one of our directors owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Subject to availability of proceeds not placed in the trust account, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. In addition, we may opt to make down payments or pay exclusivity or similar fees and expenses in connection with structuring and negotiating a business combination, which may have the effect of reducing the available proceeds not deposited in the trust account for reimbursement of out-of-pocket expenses incurred on our behalf. We will not require, however, that the reimbursement of such out-of-pocket expenses in excess of the available proceeds not deposited in the trust account be included as a condition in any agreement with respect to a business combination. In addition, we will not consider the inclusion of such a condition as a factor in determining whether to proceed with any potential business combination. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because our initial stockholders’ initial equity investment was only $1,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoters Equity Investment promulgated by the North American Securities Administrators Association, Inc. any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not exceed: (i) 10% of the first $1,000,000, (ii) 7% of the next $500,000, (iii) 5% of the next $500,000, and (iv) 2.5% of the balance over $2,000,000, in each case, of the aggregate public offering price. Based upon our estimated aggregate offering price of $120,000,000, assuming no exercise of the underwriters’ over-allotment option, the minimum initial investment for the purposes of this offering would be approximately $3,110,000 under the above-noted formula. Our initial stockholders’, who may be deemed “promoters,” initial investment of $1,000 is less than the required minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the initial stockholders may not adequately protect investors.

Risks associated with the technology-related sector

Our investments in technology-related companies may be extremely risky and we could lose all or part of our investments.

An investment in technology-related companies may be extremely risky relative to an investment in companies operating in other sectors due, in part, to the following factors:

•	technology-related companies typically have limited operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	because technology-related companies tend to be privately owned, there is generally little publicly available information about these businesses; therefore, we may not learn all of the material information we need to know regarding these businesses;

•	technology-related companies are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the operations of any technology-related company we may acquire; and

•	technology-related companies generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

The technology industry is highly cyclical, which may affect our future performance and ability to sell our products, and in turn, hurt our profitability.

Technology products and services tend to be relatively expensive and buyers tend to defer purchases during periods of economic weakness, opting instead to continue to use what they already own. Conversely, during periods of economic strength, technology sales frequently exceed expectations. As a consequence, revenues and earnings for technology companies may fluctuate more than those of less economically sensitive companies. Due to the cyclical nature of the technology industry, inventories may not always be properly balanced, resulting in lost sales when there are shortages or write-offs when there are excess inventories. This may adversely affect the business, financial condition, and results of operations of any target businesses that we may acquire.

If we are unable to keep pace with the changes in the technology industry, the products of any target business that we acquire could become obsolete and it could hurt our results of operations.

The technology industry is generally characterized by intense, rapid changes, often resulting in product obsolescence or short product life cycles. Our ability to compete after the consummation of a business combination will be dependent upon our ability to keep pace with changes in this industry. If we are ultimately unable to adapt our operations as needed, our business, financial condition, results of operations and prospects following a business combination will be adversely affected.

The technology sector is highly competitive and we may not be able to compete effectively which could adversely affect our revenues and profitability upon consummation of a business combination.

The technology industry is rapidly evolving and intensely competitive. We expect competition to intensify in the future. Many of the competitors we will face upon consummation of a business combination may have significantly greater financial, technical, marketing and other resources than we do. In addition, the management of our competitors may have greater operating resources and experience in the technology-related sector. Some of these competitors may also offer a wider range of services than we can and have greater name recognition and a larger client base. These competitors may be able to respond more quickly and effectively to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. If we are unable to compete effectively following a business combination, our business, financial condition, results of operations and prospects could be materially adversely affected.

We may be unable to protect or enforce the intellectual property rights of any target businesses that we acquire.

After completing a business combination, the procurement and protection of trademarks, copyrights, patents, domain names, trade dress, and trade secrets will be critical to our success. We will likely rely on a combination of copyright, trademark, trade secret laws and contractual restrictions to protect any proprietary technology and rights that we may acquire. Despite our efforts to protect those proprietary technology and rights, we may not be able to prevent misappropriation of those proprietary rights or deter independent development of technologies that compete with the business we acquire. Our competitors may file patent applications or obtain patents and proprietary rights that block or compete with our patents. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. It is also possible that third parties may claim we have infringed their patent, trademark, copyright or other proprietary rights. Claims or litigation, with or without merit, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our competitive position and business. Depending on the target business or businesses that we acquire, it is likely that we will have to protect copyrights, trademarks, patents, and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful in every location. With respect to certain proprietary rights, such as trademarks and copyrighted materials, of the target business or businesses that we will acquire, we expect that the target business or businesses will have entered into license agreements in the past and will continue to enter into such agreements in the future. These licensees may take actions that diminish the value of such target business or businesses’ proprietary rights or cause harm to such target business or businesses’ reputation.

USE OF PROCEEDS

The following table sets forth the proceeds we estimate to receive from this offering:

	Without Over- Allotment Option	With Over- Allotment Option
Gross proceeds (1)	$120,000,000	$138,000,000

Offering expenses (2)

Underwriting discount (6% of gross proceeds)	7,200,000	8,280,000
Underwriting non-accountable expense allowance (1% of gross proceeds without the over-allotment option)	1,200,000	1,200,000
Legal fees and expenses (including blue sky services and expenses)	450,000	450,000
Miscellaneous expenses	10,000	10,000
Printing and engraving expenses	60,000	60,000
Accounting fees and expenses	35,000	35,000
SEC registration fee	46,000	46,000
NASD registration fee	39,000	39,000

Net proceeds

Held in trust	109,900,000	126,820,000
Not held in trust	1,060,000	1,060,000

Total net proceeds	$110,960,000	$127,880,000

Use of net proceeds not held in trust

Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$250,000	(23.59)%
Due diligence of prospective target businesses	100,000	(9.43)%
Legal and accounting fees relating to SEC reporting obligations	50,000	(4.72)%
Working capital to cover miscellaneous expenses, stockholder note payable, D&O insurance and reserves[2]	660,000	(62.26)%

Total	$1,060,000	100.00%

[1]	Excludes the payment of $100 from Wedbush Morgan Securities Inc. for its purchase option, proceeds from the future sale of units under the purchase option and proceeds from the future exercise of any warrants.
[2]	A portion of the offering expenses have been paid from the funds we received from Charles Royce, one of our initial stockholders, as described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

We intend to use the proceeds from the sale of the units to acquire one or more operating businesses in the technology-related sector.

Of the net proceeds, $109,900,000, or $126,820,000 if the underwriters’ over-allotment option is exercised in full, will be placed in a trust account at The Bank of New York. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target businesses.

We intend to use the excess working capital (approximately $660,000) for director and officer liability insurance premiums (approximately $110,000), with the balance of $550,000 being held in reserve for other expenses of structuring and negotiating business combinations, including the making of a down payment or the payment of exclusivity or similar fees and expenses, as well as for reimbursement of any out-of-pocket expenses incurred by our initial stockholders in connection with activities on our behalf as described below. Of that amount, we have reserved approximately $100,000 for reimbursement of expenses incurred in connection with conducting due diligence reviews of prospective target businesses. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors, and may include engaging market research and valuation firms, as well as other third party consultants. None of our officers or directors will receive any compensation for their due diligence efforts, other than reimbursement of any out-of-pocket expenses they may incur on our behalf while performing due diligence of prospective target businesses. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.

We may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target businesses, which may include subsequent acquisitions.

Mr. Royce, one of our initial stockholders, has advanced to us through a loan a total of approximately $150,000, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal fees and expenses. The loan will be payable without interest on the earlier of March 14, 2006 or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering not being placed in trust.

The net proceeds of this offering that are not immediately required for the purposes set forth above will be invested in a money market fund, selected by us, which invests principally in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition, so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of the net proceeds not held in trust during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 18 months, assuming that a business combination is not consummated during that time. However, the report of Eisner LLP, our independent registered public accounting firm, contains a going concern qualification.

No compensation of any kind (including finder’s and consulting fees) will be paid to any of our initial stockholders, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our initial stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation upon our failure to complete a business combination or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder previously voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

CAPITALIZATION

The following table sets forth our capitalization at March 14, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	March 14, 2005
	Actual	As Adjusted
	(audited)
Note payable to stockholder	$150,000	$—

Total debt	$150,000	$—

Common Stock, $.0001 par value, -0- and 3,998,000 of which, respectively, are subject to possible conversion	$—	$21,989,000

Stockholders’ equity

Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—

Common stock, $.0001 par value, 400,000,000 shares authorized; 5,000,000 shares issued and outstanding, 21,002,000 shares issued and outstanding (excluding 3,998,000 shares which are subject to possible conversion), as adjusted	$500	$2,100
Additional paid-in capital	500	88,969,900
Deficit accumulated during the development stage	(1,000)	(1,000)

Total stockholders’ equity	—	88,971,000

Total capitalization	$150,000	$110,960,000

If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the allocable amount in the trust account in respect of such shares, including all accrued interest, as of two business days prior to the proposed consummation of a business combination, divided by the number of shares of common stock sold in this offering.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At March 14, 2005, our net tangible book value was a deficiency of approximately $176,000, or approximately $(.04) per share of common stock. After giving effect to the sale of 16,002,000 shares of common stock included in the units (but excluding shares issuable upon exercise of the warrants included in the units), and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 3,998,000 shares of common stock which may be converted into cash) at March 14, 2005 would have been approximately $88,971,000 or $4.24 per share, representing an immediate increase in net tangible book value of $4.28 per share to the initial stockholders and an immediate dilution of $1.76 per share or 29% to new investors not exercising their conversion rights.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$(.04)
Increase attributable to new investors	4.28

Pro forma net tangible book value after this offering		4.24

Dilution to new investors		$1.76

Our pro forma net tangible book value after this offering has been reduced by approximately $21,989,000 because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account calculated as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table sets forth information with respect to our initial stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Initial stockholders	5,000,000	20%	$1,000.0008%		$.0002
New investors	20,000,000	80%	$120,000,000	99.9992%	6.00

Total	25,000,000	100.00%	$120,001,000	100.00%

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on March 3, 2005, as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology-related sector. We do not have any specific business combination under consideration, and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination, nor taken any direct or indirect actions to locate or search for a target business regarding a business combination. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.

The issuance of additional capital stock, including upon conversion of any convertible debt securities we may issue, or the incurrence of debt could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt securities, such as covenants that require the satisfaction or maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	our inability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.

To date, our efforts have been limited to organizational activities. We have neither engaged in any operations nor generated any revenues to date.

We estimate that the net proceeds from the sale of the units will be approximately $110,960,000 (or $127,880,000 if the underwriters’ over-allotment option is exercised in full), after deducting offering expenses of approximately $640,000 and underwriting discounts of approximately $8,400,000 (or $9,480,000 if the underwriters’ over-allotment option is exercised in full), including $1,200,000 evidencing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds. Of this amount, $109,900,000, or $126,820,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $1,060,000 in either case will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire one or more operating businesses, including identifying and evaluating prospective acquisition candidates, selecting one or more operating businesses, and structuring, negotiating and consummating the business combination. However, we may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business or businesses.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 18 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate making the following expenditures:

•	approximately $250,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination;

•	approximately $100,000 of expenses for the due diligence and investigation of a target business;

•	approximately $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations; and

•	approximately $660,000 for general working capital that will be used for miscellaneous expenses and reserves, including (i) approximately $110,000 for director and officer liability insurance premium, (ii) $150,000 to repay the loan to Mr. Royce as discussed below, and (iii) other expenses of structuring and negotiating business combinations.

We do not believe we will need additional financing following this offering in order to meet the expenditures required for operating our business. However, we may need to obtain additional financing to the extent such financing is required to consummate a business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

As of March 14, 2005, Mr. Royce, one of our initial stockholders, has advanced a total of approximately $150,000 to us through a non-interest bearing loan, for payment of offering expenses on our behalf. The loan will be payable without interest on the earlier of March 14, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

We have also agreed to sell to Wedbush Morgan Securities Inc., for $100, an option to purchase up to a total of 1,000,000 units, consisting of one share of common stock and two warrants, at $7.50 per unit, commencing on the later of the consummation of a business combination and one year after the date of this prospectus and expiring five years after the date of this prospectus. The warrants underlying such units will have terms that are identical to those being issued in this offering, with the exception of the exercise price, which will be set at $6.65 per warrant. The purchase option may be transferred, in whole or in part, to any subsidiary or affiliate of Wedbush Morgan Securities Inc. upon notice to us, or to any third party transferee, subject to our consent. The purchase option will also contain a cashless exercise feature that allows the holder of the purchase option to receive units on a net exercise basis. In addition, the purchase option will provide for registration rights that will permit the holder of the purchase option to demand that a registration statement be filed with respect to all or any part of the securities underlying the purchase option within five years of the date of the prospectus. Further, the holder of the purchase option will be entitled to piggy-back registration rights in the event we undertake a subsequent registered offering within seven years of the date of the prospectus.

PROPOSED BUSINESS

Introduction

We are a recently organized Delaware blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology-related sector.

Historically, the global markets for technology-based products and services have been characterized by cycles of significant change and dislocation. More specifically, the five years since mid-2000 have seen dramatic shifts in the competitive landscape across the technology sector. Significant declines in corporate and consumer demand for information technology products and services have driven vigorous price competition and spurred numerous corporate reorganizations in the technology-related industries. Many companies have merged with competitors, scaled-back their operations or simply closed down in response to these difficult business conditions.

We are focused on a business combination in the technology-related sector, which includes, among others, the following sectors:

•	Software;

•	IT Services;

•	Media;

•	Telecommunications;

•	Semiconductors;

•	Hardware;

•	Internet; and

•	Technology-enabled services.

Through our management team and our directors, we believe that we have extensive contacts and sources from which to generate acquisition opportunities in the technology-related sector. These contacts and sources include private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants. The members of our management team intend to maintain relationships with a significant number of private equity and venture capital funds.

While we may seek to effect a business combination with more than one target business, which may be in different technology-related sectors, our initial business acquisition must be with one or more operating businesses whose fair market value is, either individually or collectively, at least equal to 80% of our net assets at the time of such acquisition. We do not have any specific business combination under consideration, and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination, nor taken any direct or indirect actions to locate or search for a target business regarding a business combination.

Prior to completion of a business combination, we will seek to have all vendors, prospective target businesses or other entities that we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. In the event that a vendor, prospective target business or other entity were to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver.

Competitive advantages

We believe that we are well positioned to identify and execute a business combination. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Specifically, the members of our current management are not obligated to remain with us subsequent to a business combination, and we cannot assure you that the resignation or retention of our current management will be included as a term or condition in any agreement relating to a business combination. In addition, despite the competitive advantages we believe we enjoy, we remain subject to significant competition with respect to identifying and executing a business combination.

Technology focus

We intend to concentrate our acquisition process on companies in technology-related industries. We believe that this focus, together with our management’s experience in analyzing, investing in and financing such companies, will provide us with a strong competitive advantage. In particular, we have expertise in assessing the value of intellectual property assets, and in evaluating the operating characteristics of target technology-related companies. We believe that our expertise in advising and financing companies in particular industries within the technology sector will enable us to identify acquisition opportunities.

Management expertise

We believe that our management’s strong combination of experience and contacts in the technology sector should attract well-positioned prospective acquisition candidates.

Jonathan Cohen, our chief executive officer, is also currently the chief executive officer of Technology Investment Capital Corp. Mr. Cohen has more than 15 years of technology-related experience, which includes the following:

•	managing technology research groups covering computer software and hardware companies, telecommunication companies and Internet companies at investment firms, including Merrill Lynch & Co., UBS Securities, Salomon Smith Barney and Wit SoundView;

•	serving as the owner and a principal of JHC Capital Management, LLC, a registered investment adviser that serves as the sub-adviser to the Royce Technology Value Fund, a technology-focused mutual fund; and

•	being a principal of Privet Financial Securities, LLC, a registered broker-dealer and financial consultant to small to medium-sized private and public technology companies.

Saul Rosenthal, our president, is also currently the president and chief operating officer of Technology Investment Capital Corp. Mr. Rosenthal has more than 6 years of technology-related experience, which includes the following:

•	serving as President of Privet Financial Securities, LLC, a registered broker-dealer and financial consultant to small to medium-sized private and public technology companies;

•	leading the private financing/public company effort at SoundView Technology Group, where he co-founded SoundView’s Private Equity Group; and

•	serving as a vice president and participating as a co-founder of the Private Equity Group at Wit Capital from 1998 to 2000.

While at Technology Investment Capital Corp., Messrs. Cohen and Rosenthal have overseen the investment of approximately $165 million in 15 technology-related companies over the past 17 months, which investments were primarily structured as debt investments.

Dana Serman, our vice-president and secretary, is also currently employed by JHC Capital Management, LLC, a registered investment adviser that serves as the sub-adviser to the Royce Technology Value Fund, where he performs research on small- and mid-capitalization technology companies. Mr. Serman has more than 10 years of technology-related experience, which includes the following:

•	working as a vice president in equity research at Lazard Freres, where he followed Internet infrastructure and enterprise software companies, and where he evaluated private companies that were IPO candidates, as well as potential investments by Lazard Technology Partners’ venture capital group; and

•	working at Schroders on the buy side, analyzing technology, media, and telecommunications companies, and on the sell side, researching telecommunications and Internet companies.

For more information regarding our current executive officers, please refer to the more detailed disclosure set forth below under “Management.”

Experienced Board of Directors

We also believe that the experience of the members of our board of directors in the financial and technology-related sectors will aid us in locating and evaluating prospective acquisition candidates.

Steven Novak has more than 30 years of experience in investing and finance. Mr. Novak currently serves as a director of two publicly-traded companies, Technology Investment Capital Corporation, a business development company which principally invests in the debt and/or equity of technology-related companies, and CyberSource Corporation, an internet-based epayments processor.

David Moore has served as Chairman since 2002 and CEO since 1998 of 24/7 Real Media, Inc. 24/7 Real Media is an interactive marketing and technology solution provider that offers online media, search, ad serving, and analytics technology solutions. In addition, Mr. Moore has held positions at companies such as Turner Broadcasting and Viacom.

Frederick Forni has served as an Executive Director since 1997 at Macquarie Securities (USA) Inc, a subsidiary of an Australian investment bank where he is responsible for developing, marketing and executing structured financial products transactions. Mr Forni has also co-managed the New York office’s financial products team since 2004.

Access to Special Advisers

In addition to our board of directors, we will also have access to special advisers who have demonstrated experience in the financial and technology-related sectors.

Walter Buckley is co-founder, chief executive officer and chairman of the board of Internet Capital Group. Prior to Internet Capital Group, Mr. Buckley was vice president of acquisitions for Safeguard Scientifics, Inc., where he led many of Safeguard’s investments through the mid-1990s, including Diamond Technology; XL Vision, Inc.; ChromoVision; and Video Server. Mr. Buckley also was responsible for developing and executing Safeguard’s multimedia and Internet investment strategies. Mr. Buckley was included in Business Week’s 2000 “eBiz 25,” an exclusive listing of the most influential people in electronic business, and the Greater Philadelphia Venture Group honored him with its “Entrepreneurial Excellence Award” in June 2000.

We expect to identify, from time to time, additional individuals to serve as special advisers if those individuals possess a level of experience within the financial or technology-related sectors that we believe may be beneficial to us.

Established deal sourcing network

Through the management and directors of TAC, we believe that we have extensive contacts and sources from which to generate acquisition opportunities. These contacts and sources include private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of these to effect a business combination involving one or more operating businesses in the technology-related sector. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, one or more operating businesses which do not need substantial additional capital but which desire to establish a public trading market for their shares, while avoiding what they may deem to be adverse consequences of undertaking a public offering itself. We believe these include certain time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, a business combination may involve one or more companies which may be financially unstable or in the early stages of development or growth.

We have not selected or approached any target businesses

We do not have any specific business combination under consideration and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination, nor taken any direct or indirect actions to locate or search for a target business regarding a business combination. Subject to the requirement that our initial business combination must be with one or more operating businesses in the technology-related sector that, collectively, have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target businesses with which we may ultimately complete a business combination.

Sources of target businesses

We anticipate that acquisition candidates will be brought to our attention from various unaffiliated sources, including securities broker-dealers, investment bankers, venture capitalists, bankers and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors and their affiliates intend to solicit such proposals, and may also bring to our attention acquisition candidates. In addition, we anticipate that the positions held and contacts maintained by the members of our management within the financial community will generate other unsolicited proposals. We do not anticipate receiving any unsolicited proposals with respect to business combinations with prospective target businesses until we have completed this offering. In addition, we will not evaluate any unsolicited proposals that we may receive with respect to any business combinations with prospective target businesses until we have completed this offering. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In no event, however, will we pay any of our existing officers, directors, stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Selection of target businesses and structuring of a business combination

Subject to the requirement that our initial business combination must be with one or more operating businesses that, collectively, have a fair market value of at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting prospective target businesses. However, subject to fluctuations in the economy in general, and the technology-related sector in particular, we currently intend to concentrate on prospective target companies with historic or prospective annual revenues of between $60 million and $600 million, that are at or near profitability, and which have recent or potential earnings before interest, taxes, depreciation and amortization (“EBITDA”) of between $8 million and $40 million, in each case assuming an acquisition value that is equivalent to the available proceeds held in the trust account. We expect that our management will diligently review all of the proposals we receive with respect to prospective target businesses. In evaluating prospective target businesses, our management expects to consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry into the targeted businesses’ industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination with one or more operating businesses will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating prospective target businesses, we intend to conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target businesses and their stockholders, as well as our own stockholders. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax authority will agree with our tax treatment of the business combination.

The time and costs required to select and evaluate target businesses and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of prospective target businesses with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finders or consulting fees to our existing directors, officers, stockholders or special advisors, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair market value of target businesses

The initial target businesses that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to determine on its own that the target businesses have a sufficient fair market value or if a conflict of interest exists with respect to such determination, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc., or NASD, with respect to the satisfaction of such criteria. However, we will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target businesses have sufficient fair market value. We expect that any such opinion will be included in our proxy soliciting materials furnished to our stockholders in connection with a business combination, and that such independent investment banking firm will be a consenting expert.

Possible lack of business diversification

The net proceeds from this offering will provide us with approximately $110,960,000 which we may use to complete a business combination. While we may seek to effect a business combination with more than one target business, which may be in different technology-related sectors, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including insufficient financing or the difficulties involved in consummating the contemporaneous acquisition of more than one operating company; therefore, it is possible that we will have the ability to complete a business combination with only a single operating business which may only have a limited number of products or services. The resulting lack of diversification may:

•	result in our dependency upon the performance of a single or small number of operating businesses;

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services; and

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry so as to diversify risks and offset losses. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target business or businesses we acquire.

In addition, since our business combination may entail the contemporaneous acquisition of several operating businesses at the same time and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of prospective target businesses when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of our officers and directors, if any, in the target businesses cannot presently be stated with any certainty. While it is possible that one or more of our officers and directors will remain associated with us in some capacity following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target businesses acquired.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target businesses. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholders to approve a business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and certain required financial information regarding the business.

In connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an initial stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares of common stock sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.50, or $.50 less than the per-unit offering price of $6.00. However, to the extent an initial stockholder acquires shares during or after this offering, the average per-share cost of each of the shares held by that initial stockholder will likely be less than the per-share conversion price, after taking into account the $.0002 per share price paid by the initial stockholders for their initial shares. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, both vote against a business combination, and, subsequently, exercise their conversion rights.

Liquidation if no business combination

If we do not complete a business combination within 12 months after the consummation of this offering, or within 18 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. There will be no distribution from the trust account with respect to our warrants, and all rights with respect to our warrants will effectively cease upon our liquidation.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.50, or $.50 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. Messrs. Cohen and Rosenthal have each entered into an agreement with us pursuant to which they have agreed that, in the event we are forced to liquidate prior to the consummation of a business combination, each of Messrs. Cohen and Rosenthal will be personally liable to pay any debts and obligations, including legal expenses, we actually incur as a result of claims by vendors for services rendered or products sold to us, or claims by any target businesses with which we have entered into a letter of intent, confidentiality agreement or other written agreement, in each case to the extent the payment of such debts and obligations actually reduces the amount of funds in the trust account. However, we cannot assure you that the actual per-share liquidation price will not be less than $5.50, plus interest, due to claims of creditors.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 12 months after the consummation of this offering, but are unable to complete the business combination within the 12-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 18-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 12-month or 18-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances, except as required by applicable law, will a stockholder have any right or interest of any kind to or in the trust account.

Amended and Restated Certificate of Incorporation

Our Amended and Restated Certificate of Incorporation sets forth certain requirements and restrictions relating to this offering that apply to us until the consummation of a business combination. Specifically, our Amended and Restated Certificate of Incorporation provides, among other things, that:

•	we establish and maintain an Audit Committee composed entirely of at least three independent directors;

•	upon consummation of this offering, $109,900,000 of the offering proceeds shall be placed into the trust account, which proceeds may not be disbursed from the trust account except in connection with a business combination or thereafter, upon our liquidation or as otherwise permitted in the Amended and Restated Certificate of Incorporation;

•	prior to the consummation of a business combination, we shall submit such business combination to our stockholders for approval;

•	we may consummate the business combination if approved and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights;

•	if a business combination is approved and consummated, public stockholders who voted against the business combination may exercise their conversion rights and receive their pro rata share of the trust account;

•	if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public stockholders their pro rata share of the trust account;

•	we may not consummate any other merger, acquisition, asset purchase or similar transaction other than the business combination;

•	we will enter into letter agreements with our initial stockholders setting forth certain terms and restrictions relating to this offering; and

•	the Audit Committee shall monitor compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, the Audit Committee is charged with the responsibility to take immediately all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

Competition

In identifying, evaluating and selecting target businesses, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our stockholders in certain instances may reduce the resources available to us to effect a business combination; and

•	our outstanding warrants and the purchase option granted to Wedbush Morgan Securities Inc., and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target businesses. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical, human and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target businesses are in high-growth industries.

Facilities

We do not own any real estate or other physical properties materially important to our operation. Our headquarters are located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830. We currently pay no rent for the use of our office facilities, which has been provided by BDC Partners, LLC, the administrator for Technology Investment Capital Corp., an affiliate of our management. We believe that our office facilities are suitable and adequate for our business as it is presently conducted.

Employees

We currently have three officers, two of whom are also members of our board of directors. We have no other employees. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We will register our units, common stock and warrants under the Securities Exchange Act of 1934, and have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective businesses as part of the proxy solicitation materials sent to stockholders to assist them in assessing a business combination. Our management believes that the requirement of having available audited financial statements for the target businesses will not materially limit the pool of potential target businesses available for acquisition.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering by blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for a Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$109,900,000 of the net offering proceeds will be deposited into a trust account located at and maintained by The Bank of New York.	$100,440,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $109,900,000 of net offering proceeds held in trust will be invested in a money market fund, selected by us, which invests principally in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business	The initial target businesses that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately 20 days after the earlier of the expiration of the underwriters’ option to purchase up to 3,000,000 additional units to cover over-allotments, and the exercise in full by the underwriters of such option, provided that we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the net proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K. In addition, we will file a subsequent Current Report on Form 8-K in the event a material portion of the over-allotment option is	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
exercised subsequent to the filing of our initial Current Report on Form 8-K. See “Description of Securities Securities—Units.”

Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account . However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to notify the company of his or her election to remain an investor. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities would be issued.

Business combination deadline	A business combination must occur within 12 months after the consummation of this offering or within 18 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination was entered into prior to the end of the 12-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Jonathan H. Cohen	40	Chief Executive Officer and Chairman of the Board

Saul B. Rosenthal	36	President and Director

Dana Serman	33	Vice President and Secretary

Steven P. Novak*	55	Director

David J. Moore*	52	Director

Frederick P. Forni*	40	Director

*	Member of the Audit Committee

Jonathan Cohen is our chairman and chief executive officer. In addition, Mr. Cohen has served as chief executive officer of Technology Investment Capital Corp., and its investment adviser, Technology Investment Management since 2003. Mr. Cohen is also the owner, managing member and a principal of JHC Capital Management, LLC, a registered investment adviser, and was previously a managing member and principal of Privet Financial Securities, LLC, a registered broker-dealer and financial consultant to small to medium-sized private and public technology companies from 2003 to 2004. Prior to founding JHC Capital Management in 2001, Mr. Cohen managed technology research groups at Wit SoundView from 1999 to 2001. He has also managed securities research groups at Merrill Lynch & Co. from 1998 to 1999, and UBS Securities and Salomon Smith Barney from 1993 to 1997. Mr. Cohen received a Bachelor of Arts degree in Economics from Connecticut College and an M.B.A. from Columbia University.

Saul Rosenthal is our president. In addition, Mr. Rosenthal has served as president since 2004 and chief operating officer since 2003 of Technology Investment Capital Corp. and its investment adviser, Technology Investment Management. Mr. Rosenthal was previously president of Privet Financial Securities, LLC from 2003 to 2004. Mr. Rosenthal managed the private financing/public company group at SoundView Technology Group, an investment bank, from 2000 to 2002, where he co-founded SoundView’s Private Equity Group. Previously, Mr. Rosenthal was a vice president and co-founder of the Private Equity Group at Wit Capital from 1998 to 2000. Mr. Rosenthal was formerly an attorney at Sherman & Sterling LLP from 1996 to 1997. Mr. Rosenthal received a Bachelor of Science degree magna cum laude from the Wharton School of the University of Pennsylvania, a J.D. from Columbia University Law School, where he was a Harlan Fiske Stone Scholar, and a LL.M. (Taxation) from New York University School of Law.

Dana Serman is our vice president and secretary. In addition, Mr. Serman has been employed since 2003 by JHC Capital Management, LLC, a registered investment adviser, where he performs research on small- and mid-capitalization technology companies. From 2002 to 2003, Mr. Serman served as an independent consultant to JHC Capital Management, LLC. From 1999 to 2001, Mr. Serman worked as a vice president in equity research at Lazard LLC, where he followed Internet infrastructure and enterprise software companies. Previously, Mr. Serman worked at Schroders Investment Management Limited from 1994 to 1999, spending his first three years on the buy side analyzing technology, media, and telecommunications companies, before moving to the sell side in 1997 to research telecommunications and Internet companies, as a research analyst. Mr. Serman is a Chartered Financial Analyst. Mr. Serman received a Bachelor of Arts degree in Economics magna cum laude from Brandeis University.

Steven Novak is one of our directors. In addition, Mr. Novak currently serves as president of Palladio Capital Management, LLC and as the principal and managing member of the General Partner of Palladio Partners, LP, an equities hedge fund that commenced operations in July 2002. Prior to founding Palladio, Mr. Novak was a Managing Director of C.E. Unterberg, Towbin from February 1993 through December 2001. Mr. Novak serves on the board of directors of two public companies, Technology Investment Capital Corp. and CyberSource Corporation, a publicly traded internet-based epayments processor company. Mr. Novak received a Bachelor of Science degree from Purdue University and an M.B.A. from the Harvard Business School. He is a Chartered Financial Analyst.

David Moore is one of our directors. In addition, Mr. Moore has served as Chairman since 2002 and CEO since 1998 of 24/7 Real Media, Inc. 24/7 Real Media is an interactive marketing and technology solution provider that offers online media, search, ad serving, and analytics technology solutions. Mr. Moore has led 24/7 Real Media’s growth from start-up to its current position as a leader in interactive marketing. Throughout his career, Mr. Moore has held positions at companies such as Turner Broadcasting from 1979 to 1982 and Viacom from 1982 to 1993. Mr. Moore also co-founded Petry Interactive, which eventually became 24/7 Real Media. Mr. Moore received a Bachelor of Arts degree in Communications from Northern Illinois University.

Frederick Forni is one of our directors. In addition, Mr. Forni has served as an Executive Director since 1997 at Macquarie Securities (USA) Inc, a subsidiary of an Australian investment bank where he is responsible for developing, marketing and executing structured financial products transactions. Mr Forni has also co-managed the New York office’s financial products team since 2004. From 1995 to 1997 Mr. Forni worked as a Tax Associate for Morgan, Lewis & Bockius LLP where he negotiated and drafted indemnities and “tax sensitive” documentation, drafted opinions of the firm and performed the underlying research and analysis. Mr. Forni received a Bachelor of Arts degree in Economics from Connecticut College, a J.D. from Georgetown University Law Center, and a LL.M. (Taxation) from New York University School of Law.

Number and Terms of Directors

Our board of directors has five directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Moore, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Cohen and Forni, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Messrs. Rosenthal and Novak, will expire at the third annual meeting. Each of our current directors has served on our board since our inception in March 2005.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to successfully identify and effect an acquisition, although we cannot assure you that they will, in fact, be able to do so.

Committee of the Board of Directors

Our Board of Directors has established an Audit Committee, which reports to the Board of Directors. Messrs. Novak, Moore and Forni serve as members of our Audit Committee. In addition, our Board of Directors has determined that Mr. Novak is an “audit committee financial expert” as that term is defined under Item 401 of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems.

In addition, the Audit Committee will monitor compliance on a quarterly basis with the terms of this offering. If any noncompliance is identified, then the Audit Committee is charged with the responsibility to take immediately all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. The Audit Committee is required to be composed entirely of at least three independent directors. For more information, see “Proposed Business—Amended and Restated Certificate of Incorporation.”

Executive Officer and Director Compensation

No executive officer, director or initial stockholder, nor any affiliate thereof, has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged, provided that no proceeds held in the trust account will be used to reimburse out-of-pocket expenses prior to a business combination. If all of our directors are not deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement, or monitoring our compliance with the terms of this offering. In addition, since the role of our current management and directors subsequent to a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to our current management and directors prior to or after a business combination by any target businesses. Certain of our executive officers and directors, including Messrs. Novak and Serman, have agreed to serve in their respective positions, despite their lack of compensation or any equity interest in us, due to pre-existing relationships with Messrs. Cohen and Rosenthal, as well as the potential to remain in their respective positions with us subsequent to completion of a business combination. We will not require, however, that Messrs. Novak or Serman be retained as a condition to any agreement with respect to a business combination.

Special Adviser

We also may consult from time-to-time with certain individuals who have demonstrated experience in the financial and technology-related sectors, who we call our special advisers, with respect to evaluating potential target businesses and other matters relating to our operations. We have initially identified Mr. Buckley as our special adviser.

Walter Buckley is co-founder, and has served as chief executive officer since 1996, chairman of the board since 2001 and president since 2002 of Internet Capital Group, a publicly-traded information technology company. Mr. Buckley also served as president of Internet Capital Group from 1996 to 2001. Prior to co-founding Internet Capital Group in 1996, Mr. Buckley worked for Safeguard Scientifics, Inc., beginning in 1987 as a financial analyst and as vice president of acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics’ investments and was responsible for developing and executing Safeguard Scientifics’ multimedia and Internet investment strategies. Mr. Buckley currently serves as a director of Verticalnet, Inc., a publicly-traded partner company of Internet Capital Group. Mr. Buckley was included in Business Week’s 2000 “eBiz 25,” an exclusive listing of the most influential people in electronic business, and the Greater Philadelphia Venture Group honored him with its “Entrepreneurial Excellence Award” in June 2000. Mr. Buckley received a Bachelor of Arts degree from the University of North Carolina at Chapel Hill.

We may identify, from time to time, additional individuals to serve as special advisers if those individuals possess a level of experience within the financial or technology-related sectors that we believe may be beneficial to us. We will not compensate individuals for service as special advisers, other than providing reimbursement for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Code of Ethics

We have adopted a code of ethics that applies to directors, officers and employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Specifically, Jonathan Cohen, our chairman and chief executive officer, and Saul Rosenthal, our president, each serve as executive officers for Technology Investment Capital Corp., a publicly traded business development company principally investing in the debt and/or equity of technology-related companies. Messrs. Cohen and Rosenthal, as well as our other officers and directors, may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Management.”

•	In light of Messrs. Cohen’s and Rosenthal’s involvement with Technology Investment Capital Corp., a publicly traded business development company principally investing in the debt and/or equity of technology-related companies, and our objective of effecting a business combination with one or more operating businesses in the technology-related sector, we may determine to acquire one or more of the portfolio companies of Technology Investment Capital Corp. in connection with the business combination, subject to any limitations imposed on such a business combination by the Investment Company Act of 1940. However, to minimize any related potential conflicts of interest, we have agreed not to consummate such a business combination unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. In addition, Mr. Royce is the non-executive chairman of the Board of Directors of Technology Investment Capital Corp. and president of Royce & Associates, LLC, which owns 50% of Technology Investment Management, LLC, the investment adviser for Technology Investment Capital Corp.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own shares of our common stock which will be subject to lock-up agreements restricting their sale until six months after a business combination is successfully completed, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting target businesses and completing a business combination in a timely manner.

•	Our current office space is provided, free of charge, by BDC Partners, LLC, which serves as the administrator for Technology Investment Capital Corp., and is an affiliate of our management.

•	In the event we elect to make a substantial down payment, or otherwise incur significant expenses, in connection with a potential business combination, our expenses could exceed the remaining proceeds not held in trust. Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if we incur such excess expenses. Specifically, our officers and directors may tend to favor potential business combinations with target businesses that offer to reimburse any expenses in excess of our available proceeds not held in trust.

•	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors were included by a target business as a condition to any agreement with respect to a business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to other entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed in principle, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any fiduciary obligation arising from a relationship established prior to the establishment of a fiduciary relationship with us.

The initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. In addition, in connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an initial stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders.

Prior Share Issuances

In March 2005, we issued 5,000,000 shares of our common stock to the individuals set forth below for $1,000 in cash, at an average purchase price of approximately $.0002 per share, as follows:

Name	Number of Shares	Relationship to Us
Jonathan H. Cohen	1,856,000	Chief Executive Officer and Chairman of the Board
Saul B. Rosenthal	1,856,000	President and Director
Charles M. Royce	1,000,000	Stockholder
David J. Moore	91,000	Director
Frederick P. Forni	91,000	Director
Howard J. Kashner[1]	91,000	Stockholder
Walter F. Buckley	15,000	Special Adviser
Dana Serman	—	Vice President and Secretary
Steven P. Novak	—	Director

[1]	Holding as tenant-in-common with his wife, Rita J. Kashner.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares can elect to exercise these registration rights at any time subsequent to six months after the consummation of a business combination, pursuant to the terms of their respective lock-up agreements. In addition, Mr. Royce, one of our initial stockholders, will be entitled to make a demand that we register his shares. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Mr. Royce has advanced a total of approximately $150,000 to us through a loan to cover expenses related to this offering. The loan will be payable without interest on the earlier of March 14, 2006 or the consummation of this offering. We intend to repay this loan from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged, provided that no proceeds held in the trust account will be used to reimburse out-of-pocket expenses prior to a business combination.

Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination. Certain of our executive officers and directors, including Messrs. Novak and Serman, have agreed to serve in their respective positions, despite their lack of compensation or any equity interest in us, due to pre-existing relationships with Messrs. Cohen and Rosenthal, as well as the potential to remain in their respective positions with us subsequent to completion of a business combination. We will not require, however, that Messrs. Novak or Serman be retained as a condition to any agreement with respect to a business combination. Nonetheless, Messrs. Novak and Serman may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of either of them were included by a target business as a condition to any agreement with respect to a business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our non-interested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

We consider Messrs. Cohen and Rosenthal to be our “parents” and “promoters,” as these terms are defined under the federal securities laws.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming no purchase of units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
		Before Offering	After Offering
Jonathan Cohen	1,856,000	37.12%	7.42%
Saul Rosenthal	1,856,000	37.12%	7.42%
Charles Royce (2)	1,000,000	20.00%	4.00%
David Moore	91,000	1.82%	*
Frederick Forni	91,000	1.82%	*
Dana Serman	—	—	—
Steven Novak	—	—	—
All directors and executive officers as a group (6 individuals)	3,894,000	77.88%	15.58%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following is 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830.
(2)	c/o Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019.

Immediately after this offering, our initial stockholders, which include all of our officers and directors, collectively, will beneficially own 20.0% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, other than approval of the initial business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be subject to lock-up agreements between us, the holders of the shares and Wedbush Morgan Securities Inc. restricting the sale of such shares until the earlier of six months following a business combination and our liquidation; however, no such restrictions will apply to any shares of our common stock acquired in connection with or following this offering. During the lock-up period, the initial stockholders will not be able to sell or transfer their shares of common stock owned prior to the date of this prospectus except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including without limitation, the right to vote their shares of common stock. If we are unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Charles Royce, one of our initial stockholders, has agreed with us that after this offering is completed and within the first sixty trading days after the separate trading of the warrants has commenced, he or certain of his affiliates or designees will collectively purchase up to $2 million of warrants (approximately 2.86 million warrants, assuming a $.70 per warrant purchase price) in the public marketplace at prices not to exceed $.70 per warrant. Mr. Royce’s purchase commitment has been implemented pursuant to an irrevocable order placed by him with Wedbush Morgan Securities LLC, which has agreed to fill the order in such amounts and at such times as it may determine in its sole discretion. Mr. Royce has further agreed that any warrants purchased by him or his affiliates or designees will not be sold or transferred until the earlier of the completion of a business combination or the distribution of the trust account to our public stockholders. Mr. Royce’s warrant purchases, if any, would serve to align the interests of the initial stockholders more closely with those of the public stockholders and warrantholders by placing more of the initial stockholders’ capital at risk.

The initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering.

In addition, in connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an initial stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders.

We consider Messrs. Cohen and Rosenthal to be our “parents” and “promoters,” as these terms are defined under the federal securities laws.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 400,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 5,000,000 shares of common stock are outstanding, held by seven recordholders and no shares of preferred stock are outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. Each of the common stock and warrants will begin separate trading 20 days after the earlier of the expiration of the underwriters’ option to purchase up to 3,000,000 additional units to cover over-allotments, and the exercise in full by the underwriters of such option. In no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes such an audited balance sheet. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering, which is anticipated to take place three business days after the date of this prospectus. The audited balance sheet will reflect the proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. In addition, we will file a subsequent Current Report on Form 8-K in the event a material portion of the over-allotment option is exercised subsequent to the filing of our initial Current Report on Form 8-K.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an initial stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders. Additionally, our initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other matters that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. For more information, see the section entitled “Management.” There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to a pro rata share of the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. The initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the initial business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on the initial business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant offered hereby entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of the initial business combination; or

•	one year from the date of this prospectus.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time. We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day before we send notice of redemption to warrant holders.

The warrants will be issued in registered form under a warrant agreement between The Bank of New York, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered under the Securities Act of 1933 or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to Wedbush Morgan Securities Inc. an option to purchase up to a total of 1,000,000 units at a per-unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting—Purchase Option.”

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is The Bank of New York, located at 101 Barclay Street (11E), New York, NY 10286.

Shares Eligible for Future Sale

Immediately after this offering, we will have 25,000,000 shares of common stock outstanding, or 28,000,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 20,000,000 shares sold in this offering, or 23,000,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933. All of the remaining 5,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for re-sale under Rule 144 prior to March 14, 2006. Notwithstanding this, all of those shares are subject to lock-up agreements and will not be transferable until the earlier of six months following a business combination or our liquidation and will only be transferred prior to that date in certain limited circumstances.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 250,000 shares immediately after this offering (or 280,000 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933 when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 5,000,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights any time subsequent to six months after the consummation of a business combination, pursuant to the terms of their respective lock-up agreements. In addition, Mr. Royce, one of our initial stockholders, will be entitled to make a demand that we register his shares six months after consummation of a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Global Clearance and Settlement

We will issue our securities in the form of global securities registered in the name of Cede & Co., as nominee of DTC. Each global security will be issued only in fully registered form.

You may hold your beneficial interests in a global security directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

Definition of a Global Security

A global security is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since we choose to issue our securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. This is done by requiring that our global securities be registered in the name of a financial institution selected by us, as appropriate, and by requiring that the securities underlying our global securities not be transferred to the name of any direct holder except in certain circumstances.

The financial institution that acts as the sole direct holder of a global security is called the “Depositary.” Any person wishing to own our securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. In the case of our securities, DTC will act as depositary and Cede & Co. will act as its nominee.

Except under limited circumstances or upon the issuance of securities in definitive form, a global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global security will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to the global security will be governed by the account rules of the investor’s financial institution and of the Depositary, DTC, as well as general laws relating to securities transfers. We will not recognize this type of investor as a holder of our securities and instead will deal only with DTC, the Depositary that holds the global securities.

An investor in our securities should be aware that because these securities will be issued only in the form of global securities:

•	Except in certain limited circumstances, the investor cannot get our securities registered in his or her own name;

•	Except in certain limited circumstances, the investor cannot receive physical certificates for his or her securities;

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on our securities and protection of his or her legal rights relating to our securities;

•	The investor may not be able to sell interests in our securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global securities. We have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. We do not supervise DTC in any way.

Description of DTC

DTC has informed us that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transaction between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the SEC.

DTC’s records reflect only the identity of its participants to whose accounts beneficial interest in the Global Securities are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Wedbush Morgan Securities Inc. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Wedbush Morgan Securities Inc.	10,000,000
Oppenheimer & Co. Inc.	4,000,000
Brean Murray & Co., Inc.	4,000,000
EarlyBirdCapital, Inc.	1,000,000
Ramius Securities, LLC	1,000,000

Total	20,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Colorado, Delaware, Florida, Hawaii, Illinois, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements. In the other states, we have applied to have the units registered for sale and will not sell the units to retail customers in these states unless and until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho may purchase the units in this offering pursuant to exemptions under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required. The District of Columbia, Illinois, Maryland, Michigan, Montana, Nebraska, New Hampshire, North Dakota, Ohio, Oregon, South Carolina, Tennessee, Texas and Vermont currently permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings and fees have been submitted. As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

Under the National Securities Markets Improvement Act, the states retain the jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of securities issued by blank check companies generally, certain state securities commissioners view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of securities of blank check companies in their states.

Aside from the exemption from registration provided by the National Securities Markets Improvement Act, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in various states based on the availability of another applicable exemption from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.18 per unit and the dealers may reallow a concession not in excess of $0.10 per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 3,000,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Without Option	With Option
Public Offering Price	$6.00	$120,000,000	$138,000,000
Discount	$.36	$7,200,000	$8,280,000
Non-accountable Expense Allowance (1)	$.06	$1,200,000	$1,200,000

Proceeds Before Expenses (2)	$5.58	$111,600,000	$128,520,000

(1)	The non-accountable expense allowance, which is payable to Wedbush Morgan Securities Inc. alone, is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.
(2)	The offering expenses are estimated to be approximately $640,000.

Purchase Option

We have agreed to sell to Wedbush Morgan Securities Inc., for $100, an option to purchase up to a total of 1,000,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the units have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The purchase option and the 1,000,000 units, the 1,000,000 shares of common stock and the 2,000,000 warrants underlying such units, and the 2,000,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. The purchase option is subject to certain transfer restrictions.

Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the purchase option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively,from the date of this prospectus with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities underlying the purchase option, excluding only underwriting discounts and commissions which are to be paid by the holder of the securities to be sold. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M of the SEC, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•

Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, but there are no preliminary agreements or understandings between any of the underwriters and any potential targets. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, but if we do, we may pay the underwriters a finder’s fee that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that no agreement will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Sutherland Asbill & Brennan LLP, Washington, D.C. Certain legal matters with respect to this offering will be passed upon for the underwriters by Cooley Godward LLP, San Francisco, California.

EXPERTS

The financial statements of TAC Acquisition Corp. at March 14, 2005 and for the period from March 3, 2005 (date of inception) through March 14, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report, which includes an explanatory paragraph relating to the ability of TAC Acquisition Corp. to continue as a going concern, of Eisner LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act of 1933, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

TAC ACQUISITION CORP.

(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

TAC Acquisition Corp.

We have audited the accompanying balance sheet of TAC Acquisition Corp. (a development stage company) as of March 14, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from March 3, 2005 (date of inception) through March 14, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TAC Acquisition Corp. as of March 14, 2005 and the results of its operations and its cash flows for the period from March 3, 2005 (date of inception) through March 14, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has no present revenue, its business plan is dependent on completion of a financing and the Company’s cash and working capital as of March 14, 2005 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Eisner LLP

New York, New York

March 15, 2005

With respect to note F

April 29, 2005

TAC ACQUISITION CORP.

(a development stage company)

Balance Sheet

March 14, 2005
ASSETS
Current assets:
Cash	$151,000

Deferred offering costs	176,000

Total assets	$327,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$1,000
Accrued offering costs	176,000
Stockholder Note payable	150,000

Total current liabilities	327,000

STOCKHOLDERS’ EQUITY
Common stock—$.0001 par value; 400,000,000 shares authorized; 5,000,000 issued and outstanding	500
Preferred stock—$.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	0
Additional paid-in capital	500
Deficit accumulated during the development stage	(1,000)

Total stockholders’ equity	0

Total liabilities and stockholders’ equity	$327,000

See notes to financial statements

TAC ACQUISITION CORP.

(a development stage company)

Statement of Operations

March 3, 2005 (Date of Inception) Through March 14, 2005
Formation and operating costs	$1,000

Net loss for the period	$(1,000)

Weighted average number of shares outstanding	5,000,000

Net loss per share	$0.00

See notes to financial statements

TAC ACQUISITION CORP.

(a development stage company)

Statement of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Balance—March 3, 2005 (date of inception)
Contributions from founders	5,000,000	$500			$500
Additional paid-in capital			$500		500
Net loss				$(1,000)	(1,000)

Balance—March 14, 2005	5,000,000	$500	$500	$(1,000)	$0

See notes to financial statements

TAC ACQUISITION CORP.

(a development stage company)

Statement of Cash Flows

March 3, 2005 (Date of Inception) Through March 14, 2005
Cash flows from operating activities:
Net loss	$(1,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Accrued expenses	1,000

Net cash provided by operating activities	0

Cash flows from financing activities:
Proceeds from note payable to stockholder	150,000
Issuance of shares to founders	1,000

Net cash provided by financing activities	151,000

Net increase in cash and cash equivalents	151,000
Cash and cash equivalents—beginning of period	0

Cash and cash equivalents—end of period	$151,000

See notes to financial statements

TAC ACQUISITION CORP.

(a development stage company)

Notes to Financial Statements

March 14, 2005

NOTE A—ORGANIZATION AND BUSINESS OPERATIONS; GOING CONCERN CONSIDERATION

TAC Acquisition Corp. (the “Company”) was incorporated in Delaware on March 3, 2005. The Company was formed to serve as a vehicle for the acquisition of an operating business in the technology-related sector through a merger, capital stock exchange, asset acquisition or other similar business combination. The Company has neither engaged in any operations nor generated significant revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of this proposed offering of Units (as defined in Note C below) (the “Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) one or more operating businesses in the technology-related sector (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Account”) and invested in money market funds composed of securities principally issued or guaranteed by the U.S. government until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Proposed Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

In the event that the Company does not consummate a Business Combination within 12 months from the date of the consummation of the Proposed Offering, or 18 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Company’s public stockholders, excluding the initial stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note C).

Going concern consideration—As indicated in the accompanying financial statements, at March 14, 2005, the Company had $151,000 in cash and a working capital deficiency of $176,000. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this uncertainty are discussed in Note C. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, indicate that the Company may be unable to continue operations as a going concern.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

TAC ACQUISITION CORP.

(a development stage company)

Notes to Financial Statements—(Continued)

March 14, 2005

[2] Loss per common share:

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.

[3] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[4] Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $340. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at March 14, 2005.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

[5] Deferred offering costs:

Deferred offering costs consist principally of legal and underwriting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.

NOTE C—PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for public sale up to 20,000,000 units (“Units”) (excluding 3,000,000 units pursuant to the underwriters over-allotment option and 1,000,000 units issuable upon exercise of the representative’s purchase option). The Company has agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 1,000,000 units at a per-unit price of $7.50 commencing on the later of the consummation of a Business Combination and one year from the date of the Proposed Offering and expiring five years from the date of the Proposed Offering. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 (or an exercise price of $6.65 for warrants underlying the representative’s purchase option units) commencing on the later of (a) one year from the effective date of the Proposed Offering or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account, and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. All of the Company’s initial stockholders will be granted certain registration rights.

TAC ACQUISITION CORP.

(a development stage company)

Notes to Financial Statements—(Continued)

March 14, 2005

The Company has also agreed to sell to Wedbush Morgan Securities Inc., for $100, an option to purchase up to a total of 1,000,000 units, consisting of one share of common stock and two warrants, at $7.50 per unit, from the consummation of the business combination until up to five years after completion of the current offering. The warrants underlying such units will have terms that are identical to those being issued in the current offering, with the exception of the exercise price, which will be set at $6.65 per warrant. The purchase option may be transferred, in whole or in part, to any subsidiary or affiliate of Wedbush Morgan Securities Inc. upon notice to the Company, or to any third party transferee, subject to the Company’s consent. The purchase option will also contain a cashless exercise feature that allows the holder of the purchase option to receive units on a net exercise basis. In addition, the purchase option will provide for registration rights that will permit the holder of the purchase option to demand that a registration statement be filed with respect to all or any part of the securities underlying the purchase option within five years of the completion of the current offering. Further, the holder of the purchase option will be entitled to piggy-back registration rights in the event the Company undertakes a subsequent registered offering within seven years of the completion of the current offering.

NOTE D—STOCKHOLDER NOTE PAYABLE

The Company issued a $150,000 unsecured promissory note to an initial stockholder of the Company on March 14, 2005. The note is non-interest bearing and is payable on the earlier of March 14, 2006 or the consummation of the Proposed Offering. Due to the related party short-term nature of the note, the estimated fair value of the note is not reasonably determinable.

NOTE E—OTHER MATTERS

Certain officers and directors of the Company serve in similar or executive capacities for a publicly traded business development company or other entities that may invest in technology-related companies.

NOTE F—COMMITMENT AND CONTINGENCIES

In connection with the Proposed Offering, the Company has committed to pay a 6% fee of the gross offering proceeds and a 1% expense allowance of the gross offering proceeds, excluding the over-allotment option, to the underwriters at the closing of the Proposed Offering. In addition, Charles Royce, one of the Company’s initial stockholders, has agreed that upon completion of the Proposed Offering and within the first sixty trading days after the separate trading of the Warrants has commenced, he or certain of his affiliates will collectively purchase up to $2 million of warrants (approximately 2.86 million warrants, assuming a $.70 per warrant purchase price) in the public market at prices not to exceed $.70 per warrant. Mr. Royce has further agreed that any Warrants purchased by him or his affiliates will not be sold or transferred until the earlier of the completion of a Business Combination and the distribution of the Trust Account to the public stockholders.

Until July 23, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$120,000,000

TAC Acquisition Corp.

20,000,000 Units

PROSPECTUS

Wedbush Morgan Securities Inc.

Oppenheimer & Co.	Brean Murray & Co., Inc.

EarlyBirdCapital, Inc.	Ramius Securities, LLC

June 28, 2005